Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BWAY HOLDING COMPANY

a Delaware corporation

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

BWAY Holding Company, a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is BWAY Holding Company.

2. The following amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

Article V, paragraph (d) of the Certificate is hereby deleted in its entirety and paragraphs (e) through (i) are hereby renumbered as paragraphs (d) through (h).

3. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall become effective upon filing with the Delaware Secretary of State pursuant to Section 103(d) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Amendment to the Amended and Restated Certificate of Incorporation on this 29th day of June, 2009.

BWAY Holding Company

By:	/s/ Michael B. Clauer
Michael B. Clauer
Executive Vice President and Chief Financial Officer